Exhibit 4.42

Operating Agreement

This Operating Agreement (this “Agreement”) is entered into among the following parties in Beijing, PRC as of December 28, 2010:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	Baidu Campus, No. 10, Shangdi 10th Street,, Haidian District, Beijing, PRC, 100085
Party B:	Baidu HR Consulting (Shanghai) Co., Ltd.
Address:	No. 713-1, No. 200 Huiyuan Road, Jiading District, Shanghai, PRC, 201807
Party C:	Yanhong Li
PRC ID:	110108196811171874
Address:

WHEREAS:

1. Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”), which has the technology expertise and practical experience in the development and design of computer software, and also has rich experience and a team of professionals specializing in information technology and service;

2. Party B is a limited liability company duly incorporated and validly existing under PRC law;

3. Party C is a shareholder of Party B, in which Party C owns 100     % of the equity interest;

4. Party A has established a business relationship with Party B by entering into an Exclusive Technology Consulting and Services Agreement ( the “Services Agreement”);

5. Pursuant to the above-mentioned agreement between Party A and Party B, Party B shall pay certain sums of money to Party A. The daily operations of Party B will have a material effect on Party B’s ability to pay such account payable to Party A;

NOW THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1. Party A agrees, subject to the satisfaction of the relevant provisions herein by Party B, to be the guarantor of Party B in the contracts, agreements or transactions entered into between Party B and any third party in connection with Party B’s business and operations, to provide full guarantees for the performance of such contracts, agreements or transactions by Party B. As counter-guarantee, Party B agrees to pledge the accounts receivable in its operations and all of its assets to Party A. According to the aforesaid guarantee arrangement, Party A, when necessary, is willing to enter into written guarantee contracts with Party B’s counterparties to assume the guarantor’s liabilities. Party B and Party C shall take all necessary actions (including, but not limited to, executing the relevant documents and filing the relevant registrations) to carry out the counter-guarantee arrangement with Party A.

2. In consideration of the requirements of Article 1 hereof and to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholder Party C, hereby jointly agree that, without Party A’s prior written consent, Party B shall not engage in any transaction that may materially affect its assets, liabilities, rights or operations (except that Party B may, in the ordinary course of its business, enter into business contracts or agreements, sell or purchase assets and create liens in favor of relevant counter parties as required by law.), including, but not limited to, the following:

2.1 To borrow money from any third party or assume any debt;

2.2 To sell to or acquire from any third party any asset or rights, including, but not limited to, any intellectual property rights;

2.3 To provide guarantee for any third party using its assets or intellectual property rights as collaterals; or

2.4 To assign to any third party its business contracts.

3. In order to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholder Party C, hereby jointly agree to accept advices and guidance provided by Party A from time to time relating to its corporate policies on matters such as employment and dismissal of employees, daily operations and management, and financial management.

4. Party B, together with its shareholder Party C, hereby jointly agree that Party C shall appoint candidates recommended by Party A as executive directors of Party B, and Party B shall appoint Party A’s staffrecommended by Party A as its president, chief financial officer and other senior executive officers. If any of the above-mentioned staff of Party A leaves Party A, whether voluntarily or as a result of dismissal by Party A, or through written notice by Party A, he or she shall also lose his/her right to hold any position at Party B, and Party B shall appoint other staff of Party A recommended by Party A to fill such a position. The persons recommended by Party A in accordance with this Article 4 shall comply with the legal requirements regarding the qualifications of executive directors, chief financial officers and other senior executive officers.

5. Party B, together with its shareholder Party C, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right to provide the appropriate guarantee to Party B at Party A’s sole discretion.

6. In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B including, but not limited to, the Services Agreement.

7. Any amendment or supplement to this Agreement shall be made in writing. The amendment or supplement duly executed by all parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8. Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

9. Party B and Party C shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A. Party B and Party C hereby agree that Party A may assign its rights and obligations under this Agreement as Party A sees fit, in which case Party A only needs to give a written notice to Party B and no further consent of Party B and Party C is required.

10. Each party acknowledges and confirms that any oral or written materials exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other party except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving party); (b) any materials as required to be disclosed by the applicable laws or rules of the stock exchange; or (c) any materials disclosed by each party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 10. Any disclosure of confidential information by the personnel of any party or by the institutions engaged by such party shall be deemed as a disclosure by such party, and such party shall be liable for the breach under this Agreement. This Article 10 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement for any reason.

11. This Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

12. Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the parties in good faith through negotiations. In case no resolution can be reached by the parties through negotiations, either party may refer such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be in Beijing, and the language of the proceedings shall be Chinese. The arbitral award shall be final and binding upon both of the Parties.

13. This Agreement shall be executed by a duly authorized representative of each party and become effective as of the date first written above.

14. Once effective, this Agreement shall constitute the entire agreement of the parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the parties with respect to the subject matters hereof.

15. The term of this Agreement is ten (10) years unless terminated earlier in accordance with the provisions of this Agreement or related agreements entered into by the parties. This Agreement may be extended only with the written consent of Party A before its expiration. The term of the extension shall be decided by the parties through negotiation. If the duration of operation (including any extension thereof) of Party A or Party B is expired or terminated for other reasons within the aforesaid term of this Agreement, this Agreement shall be terminated simultaneously, unless such party has already assigned its rights and obligations hereunder in accordance with Article 9 hereof.

16. This Agreement will terminate on the expiration date unless it is renewed in accordance with the relevant provision herein. During the term of this Agreement, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

17. This Agreement shall be executed in three originals, with each party holding one original. All originals shall have the same legal effect.

IN WITNESS THEREOF, each party hereto has caused this Agreement to be duly executed by himself/herself or a duly authorized representative on its behalf as of the date first written above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	/s/ Haoyu Shen

Seal: [Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Party B: Baidu HR Consulting (Shanghai) Co., Ltd.

Authorized Representative:	/s/ Yanhong Li

Seal: [Baidu HR Consulting (Shanghai) Co., Ltd. seal]

Party C: Yanhong Li

Signature:	/s/ Yanhong Li

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